UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 5, 2007 (October 2, 2007)

HealthSouth Corporation

(Exact name of Registrant as specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(IRS Employer Identification No.)

One HealthSouth Parkway, Birmingham, Alabama 35243

(Address of Principal Executive Offices, Including Zip Code)

(205) 967-7116

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)        On October 5, 2007, HealthSouth Corporation (the “Company”) issued a press release, a copy of which is attached hereto as Exhibit 99 and incorporated herein by reference, announcing the appointment of John W. Chidsey to its board of directors, effective October 2, 2007. Mr. Chidsey currently serves as chief executive officer and a director of Burger King Holdings, Inc.

Prior to joining Burger King in 2004, Mr. Chidsey served as chairman and chief executive officer for two corporate divisions at Cendant Corporation: its $5.7 billion vehicle service division, which included Avis Rent-A-Car and Budget Rent-A-Car systems, and its $4.1 billion financial services division. Previously, Mr. Chidsey was the chief financial officer of Pepsi-Cola Eastern Europe and of PepsiCo World Trading Co., Inc. He also serves as a member of the board of directors of Davidson College and of Baptist Health South Florida’s Doctors Hospital in Coral Gables, Florida. Mr. Chidsey, a certified public accountant, received a master’s degree in business administration from Emory Business School and a Juris Doctor degree from Emory Law School.

Mr. Chidsey, as a non-employee director of the Company, will receive equity awards under the Company’s 2004 Amended and Restated Director Incentive Plan and a cash retainer, as do the Company’s other independent directors. Since January 1, 2006, there have been no transactions or proposed transactions to which the Company or any of its subsidiaries was or is to be a party in which Mr. Chidsey had or will have a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH CORPORATION

By:	/S/ JOHN P. WHITTINGTON
Name: John P. Whittington
Title: Executive Vice President, General Counsel and Corporate Secretary

Dated:	October 5, 2007

EXHIBIT INDEX

Exhibit No.	Description
99	Press release of HealthSouth Corporation dated October 5, 2007.